99¢ Only Stores
Conference Call Transcript - June 11, 2008	Exhibit 99.1

Operator

 Good afternoon, ladies and gentlemen. Welcome to the 99 Cents Only Stores fourth-quarter fiscal 2008 conference call. During today's presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session.  As a reminder, this call will be up to one hour in duration, and during the question-and-answer part of the call, we ask callers to limit their questions to one, with one related follow-up question.

On the call today from the Company are Eric Schiffer, CEO; Robert Kautz, CFO; and Jeff Gold, President and COO. By now, everyone should have access to the news release, which went out today at approximately 1:00 PM Pacific Time. If you have not received the release, it is available on the Investor Relations portion of 99 Cents Only Stores' website at www.99only.com.

Before we begin today, we would like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. The words expect, estimate, anticipate, predict, believe, intend and similar expressions and variations thereof are intended to identify forward-looking statements.

Such statements include comments regarding the intent, belief or current expectations of the Company with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of operations in fiscal 2009, and the results of the Company's operational and other improvements, including results of the Company's profit improvement plan.

These statements do not guarantee future performance, and therefore undue reliance should not be placed upon them. For a more detailed discussion of the factors that can cause actual results to differ materially from these projected in any forward-looking statements, we refer you to 99 Cents Only Stores' most recent 10-Q and 10-K filed with the SEC.

Now I would like to turn the call over to Mr. Schiffer. Please go ahead, sir.

Eric Schiffer - 99 Cents Only Stores - CEO

 Thank you, operator. Good afternoon. Thank you for calling in, and welcome to our fourth-quarter call. On today's call, I will first discuss a few key takeaways from our quarter, and then our CFO, Rob Kautz, will review the financial results in more detail. I will then provide an update on our progress with our previously outlined profit improvement plan and provide additional detail regarding the trends we're seeing in the first quarter of fiscal 2009 before we open up the call to take questions.

In the fourth quarter of fiscal 2008, we experienced an unexpected and disappointing loss of $0.06 per diluted share. Both Rob and I will discuss what contributed to this loss and how we are addressing it in more detail. But first, I want to emphasize that we are making progress in our profit improvement plan, and I hope that a single negative item which we believe is fixable will not completely overshadow the many areas of improvements.

In the fourth quarter, our comp sales were positive, and we made improvements in several important aspects of our business, including store and distribution labor productivity. However, these accomplishments were more than offset by higher than anticipated theft-related shrink in the second half of fiscal 2008. We believe this unexpected theft-related shrink is largely responsible for our fourth-quarter shrink expense being $5.5 million higher than we expected, which was roughly the size of our loss for the quarter.

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While we know that many other retailers have increasingly faced significant theft-related shrink problems, and we think it is possible that there is an accelerated amount of theft due to the challenging economy, we still find the amount of theft-related shrink unacceptable.

While we have reduced the scrap-related shrink experienced last summer, we expected to have better results concerning theft-related shrink, and we did not expect to see continued shrink concentrated in certain geographic areas. Specifically, we experienced a notably larger amount of theft-related shrink in one specific geographic area, which we are now focused on and taking a number of actions to address. We have begun to implement new shrink reduction measures to not only reduce theft, but to allow for early detection. I will highlight one specific measure, and then Rob will discuss more in a moment.

In April, we began tracking and promptly reporting inventory levels at each store monthly to identify suspicious inventory buildups to help us properly focus our loss prevention efforts. We believe this measure, in addition to the measures Rob will discuss, combined with additional loss prevention investigation resources and heightened store operations' focus on theft shrink, will materially reduce shrink this fiscal year compared to fiscal 2008.

While we are disappointed with our shrink results, we are encouraged by the solid progress we made in the fourth quarter with many of our operating improvements. We were able to offset inflationary cost pressures as we decreased our labor and distribution costs as a percentage of sales, despite facing higher minimum wage costs and rapidly rising fuel prices. Rob will provide more detail on this in a moment.

This summer, we expect to complete the installation of new labor-efficient racking in our main distribution center in California, which will improve our overall productivity. We also meaningfully reduced our scrap-related shrink expense with our improved perishable allocation methodology and produce refrigerated coolers, which have now been rolled out to all the stores.

And we are particularly pleased that we were able to improve our purchasing costs by 111 basis points compared to the fourth quarter last year, primarily due to the initial success of our below $0.99 variable pricing initiative, which positively impacted our results by improving our margins on many products without significantly decreasing our sales. We are finding that with our new variable pricing, in addition to improving our purchase costs, we are able to increase our product assortment. We expect to capitalize on this opportunity to improve our merchandise mix using variable pricing in a material way in fiscal 2009.

I would like to point out again that our same-store sales for the fourth quarter increased 1.5%, representing our 10th consecutive quarter of same-store sales growth. We saw an increased number of transactions during the fourth quarter, which suggests that we may be attracting new middle-income customers during the tough economy. Historically, we have found that bringing middle-income customers into our store for the first time is the most challenging part of our business, so we are particularly pleased to be growing our customer base and believe that many of these new shoppers will come back to our stores for years to come.

With that, I would like to turn the call over to Rob to discuss our financial results in more detail.

 Robert Kautz - 99 Cents Only Stores - CFO

 Thank you, Eric. For the quarter ended March 29, 2008, we had a loss per share of $0.06 on a net loss of $4.4 million. That compares to a loss of $0.01 per share on a net loss of $1 million last year. I would like to direct everyone's attention to page 9 and 10 of our release, where we have summarized our financial disclosure. We compiled cost information and percentage of sales analysis provided in our 10-K for the fourth quarter and for the fiscal year and a tabular comparison of the prior year for your reference.

Starting from the top, our net sales increased 4.6% year over year to approximately $290 million for the fourth quarter. This year, the quarter was one day shorter than last year, due to our change to a weekly retail calendar, with a negative topline impact of about $3 million. We did benefit from having the entire Easter holiday selling period within our fiscal fourth quarter this year, whereas the last nine days of Easter overlapped into the first quarter of fiscal 2008. However, we believe that Easter was softer than we had expected, due primarily to the impact of a short Easter selling season this year.

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We also had an unexpected negative impact on our top line by having to discontinue some key items because of our negotiating strategies to obtain changes in our vendors' pricing and packaging in conjunction with our variable pricing initiatives. We believe these last two unexpected factors contributed to sales for the quarter being about $4 million less than we expected and contributed approximately a $0.01 shortfall in our earnings versus our February projection that we would beat last year's earnings in the second half of this year.

We were also surprised and disappointed by approximately $5.5 million of unexpected shrink, which negatively impacted our fourth quarter by about $0.04 after tax effect. This unexpected shrink brought our total shrink rate, including scrap, up to 3.7% for fiscal 2008, approximately where we were in fiscal 2006. Although we made progress in our purchasing costs this quarter, due to this unexpected shrink our gross margin declined overall by about 220 basis points versus the fourth quarter of last year to 37.2% of sales for the fourth quarter. And this brought us to 38.4% for fiscal 2008 overall.

I'd like to point out that we discuss shrink, including scrap, together in one category in our disclosure, and I'd like to clarify that in the fourth quarter we did reduce scrap-related shrink through use of refrigerated produce coolers and initiating better store handling procedures and more accurate allocation methods, as Eric discussed.

Based on our inventory observations last year and during the third quarter, we had anticipated total shrink, including scrap, of around 3.5% for the quarter versus the 5.7% of total sales impact we actually had. The unexpected rise in shrink in the fourth quarter was discovered only after we had completed our physical inventory counts of our warehouses at year end and completed some additional store counts and year-end reconciliations of our inventory reserve estimates, all of which were not completed and verified until May.

Last year, this year-end process resulted in a very low total shrink impact of only 1.7% on the quarter, resulting in a very unfavorable comparison to our higher shrink rate this year. However, we made progress this year in tightening up our transaction reporting systems, and we can and are taking action intended to address this shrink issue.

I would like to take a few minutes to explain our current shrink control and reduction efforts. Number one, since early April, we have been able to promptly report our inventory levels at each store monthly for all stores and provide weekly updates on inventory levels for a set of targeted high-shrink stores. This is enabling us to identify suspicious buildups in inventory levels and is empowering our operations team to hold field managers accountable earlier, as well as empowering our loss prevention managers to focus their investigative efforts. We have estimated that a relatively small group of 29 stores are responsible for $3.4 million of the unexpected shrink reported in the fourth quarter, and we are focused like a laser on those areas.

Number two, we are continuing to refine our use of the loss prevention exception reporting software system that we believe has begun to reduce theft at the store cash registers. While this system only addresses one part of theft-related shrink, as we continue to lock down our inventory systems and procedures there will be fewer and fewer places left for thieves to hide. Number three, we are establishing central direction and control over decisions regarding markdowns and excess and obsolete inventory elimination programs. These have been previously determined at a local district level. Over time, improved central discipline will result in less unrecorded shrink and reduce fluctuations in our total shrink numbers.

Number four, we did believe that shrink was on the wane earlier this year and had reduced the frequency and number of store physical counts during fiscal 2008 to avoid the costs of these counts. Given the surprising result at year end this year, we are instituting additional operations-based counts that will cost 10% as much as our financial counts, but will nevertheless be accurate enough to validate investigations or suspicions. We will not use these operations counts for financial statement purposes, but they will enable us to focus our operations efforts.

Number five, lastly, over the coming 12 to 24 months, as we complete the racking of our distribution center this summer and move to perpetual inventory systems integrated with automated store ordering, we will gain transaction-level visibility over specific item order behavior and be able to automatically flag suspicious orders of highly resalable goods. An integrated perpetual inventory system is obviously the best long-term solution, but I want to emphasize that we are not waiting for this long-term process to begin our efforts to materially reduce shrink.

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While we suspect that higher shrink rates have been continuing in the first quarter of fiscal 2009, our expectation is that the issues that we believe are largely responsible for this unexpected increase can be and will be addressed this year and that we can end fiscal 2009 with a lower total shrink than we ended with in fiscal 2008.

Moving on to other topics, I want to emphasize that the more structural factors in our business are showing improvement. Excluding shrink, our gross margin improved 145 basis points due to improvements in other nonshrink components of cost of goods sold. For example, our purchasing costs improved by 111 basis points, more than offsetting price inflation, as Eric mentioned.

We were also able to contain our total SG&A expenses as a percentage of sales to only a 15-basis-point increase in spite of higher fuel costs and year-over-year increases in minimum wage rates in both California and Arizona. In fact, our retail operating costs improved slightly despite a minimum wage headwind that we estimate had a negative impact of about 40 basis points. This minimum wage increase was more than offset by improvements in overtime control, productivity and other costs.

Our distribution and transportation costs also improved to 5.96%, which we attribute to increases in revenues per pallet through variable pricing and more efficient distribution methods, combined with lower inventory levels in our DCs, despite higher wage and fuel costs. Our corporate G&A increase was contained to about 7 basis points for the fourth quarter, and other SG&A expenses increased slightly. This increase in other SG&A was primarily due to three-year catch-up adjustments for sales and use tax taken in the fourth quarter.

Summarizing our full year very briefly, for the full fiscal year ended March 29, 2008, we generated earnings per share of $0.04 versus $0.14 in the prior year. Total sales increased by 8.6% to $1.2 billion versus $1.1 billion last year. Retail sales increased 8.9%.

I'd also like to point out that there were 364 days in our fiscal year 2008 versus 365 days in fiscal 2007 due to our recent change to a retail calendar year.

And with that, I'd like to now turn the call back over to Eric.

 Eric Schiffer - 99 Cents Only Stores - CEO

 Thanks, Rob. I'll take about five more minutes with some more comments, and then we will open up to Q&A.

While we are not satisfied with our bottom-line results, especially when factoring in the unexpected shrink, we are encouraged by the progress we are making with our long-term profit improvement plan. As we told you on the last call, we have examined our business to develop what we believe to be the best long-term plan for our business. I will now provide an update on each of our major five profit improvement initiatives.

First is our repricing and remerchandising plan. After testing it with a select number of items, we expanded our variable pricing strategy across many additional categories to a greater number of items in the fourth quarter. And we are extremely pleased with the initial results. Our product margins -- the effect of the variable pricing on our product margins are that they are improving them without a significant decrease in our sales. We expect this trend to continue as we expand and refine our variable pricing strategy during fiscal 2009.

We are also finding that with our variable pricing, we're able to improve our product mix and merchandise assortment. Our buyers have been doing an excellent job of working with our vendors on coming up with exciting new products that will further enhance the fun treasure-hunt experience for our customers when they shop the stores.

We have also seen initial positive results from our remerchandising initiative of shifting the higher-margin, higher-value merchandise to more prominent locations in the store.

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Our second key initiative is store labor cost reduction. Despite rising minimum wage costs, we managed to improve our store labor costs in the fourth quarter through tighter management of store overtime and overall store labor productivity improvements. We are keenly focused on improving the training of our store management teams to ensure that they run our stores in an efficient and cost-effective manner without compromising the customer experience. We have developed less labor-intensive displays, fixtures and packaging, and tested these in several stores.

We will begin implementing these changes and rolling out these displays and fixtures in fiscal 2009 and expect to see further store labor cost reductions as our stores will be easier to maintain while remaining well organized and attractively merchandised.

Our third initiative of improving our distribution center and transportation efficiencies is on track. As we mentioned earlier, we were able to reduce our distribution and transportation costs as a percentage of sales in the fourth quarter by improving our labor productivity with more effective delivery scheduling, cube utilization in our trucks and reduced backhaul from stores.

In the quarter, we also reduced overall inventory levels in our distribution center. Additionally, this summer we expect to complete the new racking of our main distribution center, which will help improve our distribution efficiencies while improving our inventory control.

Our fourth component of our profit improvement plan is controlled new store expansion. With our primary focus on operational improvements to increase pretax margins, we have been and continue to be increasingly more selective with our new store site evaluations. We are targeting a 6% to 8% store opening rate in fiscal 2009. In fiscal 2009, we plan to open approximately 19 new stores, with about 13 expected to be in California and the rest in Texas, Arizona and Nevada.

In the first quarter to date, we opened four stores and expect to open an additional five stores by the end of this month, and five more during the second quarter. Please note that the store schedule opening for fiscal 2009 is front-weighted. Also, until we believe we have established a proven, profitable multi-distribution-store expansion model, we will not enter any new markets.

Our fifth key initiative is to increase profitability in our new markets. As we previously discussed, we are conducting a broad-ranging strategic analysis of the Texas market. We have made the decision to close certain underperforming stores upon lease termination and to continue to reduce the size of our largest stores in Texas to a more optimal size. While we are completing our analysis, we also will be temporarily suspending our Texas growth plans with no new store openings, outside of two stores due to existing commitments.

Additionally, we're actively pursuing alternatives to restructure our existing distribution facility and transportation strategy in Texas. As we complete our strategic analysis, we may make additional material decisions and will provide updates as appropriate.

Now turning to our outlook, long term, overall we continue to expect to achieve our earnings before taxes improvement we discussed on our last conference call in February. Based on our results announced today, let me turn to trends we're expecting in the first quarter.

For the first quarter, we face a difficult comp of 5.2% from the first quarter of last year. This year's first-quarter sales results will be negatively impacted by the Easter shift as the first quarter of fiscal 2008 included the benefit of eight or nine days of Easter holiday sales. Excluding these holiday sales days, we are seeing positive comp sales trends in the first quarter to date, but we are expecting overall quarterly comp sales to be approximately flat.

I would also note that we had a one-time tax benefit of approximately $1.3 million in the first quarter of fiscal 2008 last year. We do expect that we will experience a higher shrink expense during at least the first quarter of fiscal 2009 versus the first fiscal quarter of 2008, as we were not focused on this problem until this May, till the month of May. And it will take some time before our measures to control shrink take full effect. However, as previously stated, we believe this is a fixable issue, and we do expect to show material improvements in shrink for fiscal 2009 versus the 3.7% total shrink in fiscal 2008. And we expect to be able to show overall improvements in our gross margin.

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Finally, I would like to comment on another key initiative, which is the strategic allocation of capital. We are continuing our ongoing assessment of our allocation of capital. Our strategic planning and Board review process periodically assesses how we deploy our capital and alternative uses of cash. Based on our outlook, cash position and stock price relative to potential value, our Board of Directors has authorized a share repurchase program for the purchase of up to $30 million of our common stock.

In summary, we are confident in our fundamental business operating model and believe in and are excited about our Company's future. Additionally, the progress on many aspects of our long-term profit improvement plan is very encouraging. We believe we will continue to benefit from an increasing number of cost-conscious shoppers who come to our stores searching for low-cost values on food and other everyday needs.

In fact, over the past two months, we have received a good deal of press after an independent cookbook entitled the 99 Cents Only Stores Cookbook -- Gourmet Recipes at Discount Prices -- which has no affiliation with 99 Cents Only Stores, by the way -- was published, featuring ingredients from our stores and recipes with ingredients from our stores. It has been on several national news broadcasts and news publications.

We believe, given today's economy, that we are well positioned to capitalize on the large opportunity ahead of us and look forward to continuing to update you on our progress, on our progress in improving our profitability and maximizing shareholder value.

Thank you for listening, and I would now like to open up the call for questions. Please remember to limit your questions to one question with one related follow-up, to be fair to everybody. Operator?

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). David Mann, Johnson Rice.

 David Mann - Johnson Rice - Analyst

 My question -- first question was on the Texas analysis you're doing. Can you give us an idea of what the profitability is of -- what it was last year, what the estimated value of the Texas DC might be, given that you bought it so inexpensively, and what is the timing of the leases that you -- what is the future in terms of the leases of the stores that you have? How far off do they extend?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I'm going to turn this over to Rob, because I think he can try to give you as much of an update as we actually can at this time versus on our next call, because we're still in the process of completing this analysis. Rob?

 Robert Kautz - 99 Cents Only Stores - CFO

 I think those are valid questions, and we have chosen not to put a selective group of numbers out, and some of the specifics you mentioned we thought about. What we'd like to do is complete that strategic analysis and provide a more comprehensive update in the future. So I don't think -- we're not prepared today to say, for example, what we think that DC would bring in a market transaction or provide other financial assessments at this point.

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David Mann: Any comment on the duration of the leases?

 Jeff Gold - 99 Cents Only Stores - President and COO

 The majority of the leases, when we initially entered the market, were five years. There were a few that were up in the 10-year range. So we do have several leases that are coming up for renewal during calendar 2009.

 David Mann - Johnson Rice - Analyst

 Okay. In terms of the shrink issue, you're obviously exuding a certain level of confidence that you're going to be able to bring that back down. Can you just give us a little greater sense on, in the stores where you've identified this, how you feel that you've already gotten it under control in some form or fashion, and what other items we can get comfortable with so that this is not going to be a more ongoing issue?

 Eric Schiffer - 99 Cents Only Stores - CEO

 Sure. Jeff, would you like to talk about that?

 Jeff Gold - 99 Cents Only Stores - President and COO

 Sure. As we identified, the bulk of the surprise with respect to the, as we are calling it, theft-related shrink is in isolated stores geographically. We've identified a number of potential causes and a number of personnel opportunities to address those challenges.

I don't feel comfortable saying, at this point, that we know that it's under control. We know that we're taking more inventories and we've identified some problems that are still existing out there. But we know that all these problems are solvable, that we have a good team that's focused on addressing the topics, that we have the information that we need to focus our efforts on the right stores and the right people and the right product categories. And it's all solvable, and there are a fairly small number of control points that need to be dealt with. It is just a matter of time to get the issues resolved. But I would not feel comfortable saying that it's under control at this point. But we will get there.

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. In the past, in our Company's many-year history that I've been here, we have had situations where there's been what we call theft-related shrink at stores that have come up on an isolated basis, and there are ways to attack that, and they are solvable issues. Some of these issues can be identified by better inventory control methods and procedures which Rob and his team have now brought to bear. And it's mentioned in the release, and we can go into that in more detail if you'd like. Some of the issues are getting out of the office and getting into the stores.

And as the CEO of this Company, these issues I expect to be resolved, and I believe they will be resolved. The accountability will be there if they're not, and if we find people that are involved out in the field, of course they would be held accountable.

But I do believe that this is a fixable issue, and that's what we've stated on this release. But as Jeff said, we are getting our hands around it. It came up as a surprise, but these are issues that are fixable.

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I'll turn it over to Rob, or we could just go to the next question.

 Robert Kautz - 99 Cents Only Stores - CFO

 The only thing I would add is I think that we're going to be moving this year to weekly reporting on a number of different areas, and shrink is one of them. I think that promptly identifying these things is one of the most important things to being able to control them. We really weren't focused on this until mid- to late May, and so we are instituting all the things that I mentioned.

I agree with Jeff's point. I wouldn't say it's controlled now, but we certainly have an understanding of what it is. It's different, and it's not the same thing that we were experiencing in the past. I think we will be able to address it.

Operator

 Joan Storms, Wedbush Morgan.

 Joan Storms - Wedbush Morgan - Analyst

 You talked about the Texas -- potentially getting out of some leases. Do you know approximately how many stores that would be?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I'm not sure if we can divulge that at the time, but I will say there is a material amount of leases that are either up because they were five-year leases when we entered them and opened the store in '03 or '04 or '05 that are up in January of 2009, and we have some that are up in January of 2010. So it's not that far in advance, and we are looking at underperforming -- as I said in this release, allowing underperforming -- closing underperforming stores whose leases are coming up.

And as you know, we did have a number of stores that were close to existing stores as well, so that should lead to what we call reverse cannibalization, I guess. But I don't think at this point we're prepared to say the specific number, but there is a material amount, and we will come forth with that information in the future.

 Jeff Gold - 99 Cents Only Stores - President and COO

 And just to add to that and clarify that, it's not only that we're not prepared to give a specific number. It's, to some extent, the number of stores that we'll elect to close during the upcoming calendar year or so will depend in some cases upon negotiations with our existing landlords for rent reductions or other concessions. So those have not been -- it's too preliminary at this point to give an exact number.

 Joan Storms - Wedbush Morgan - Analyst

 Okay. And then if the incremental shrink or the unexpected shrink accounted for approximately the loss per share and you had been actually expecting to be up and better than the previous quarter, what other areas do you think that maybe you were disappointed in or didn't make as much improvement in as you had expected?

 Robert Kautz - 99 Cents Only Stores - CFO

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 This is Rob. I think that one of the issues I tried to highlight in my comments were sales were about $4 million short of where we had expected in February, when we reiterated that projection. But I think between that shortfall, which on an incremental basis accounted for about $0.01 and then this shrink, that was pretty much the whole ballgame. Otherwise, we would have been at least on a par or better than last year's quarter.

 Joan Storms - Wedbush Morgan - Analyst

 And just one last question. I'm just curious; the majority of the shrink you had talked about before was on the spoilage side, et cetera, and you've made great strides there. It just seems like, all of a sudden, this -- is there a particular reason why theft would be increasing when you are improving store operations and procedures and personnel and training? I'm just curious as to what your thoughts on that might be.

 Robert Kautz - 99 Cents Only Stores - CFO

 Well, it's hard to explain a surprise. We were seeing over quite a while a trend down in shrink, and we just didn't expect this. And where it is, as I mentioned on the call, in only 29 stores were higher than our average or what we were expecting coming into this year-end period. In just 29 stores we had $3.5 million, approximately, out of the $5.5 million. We're taking action with the people that are involved and have to make sure that this gets taken care of quickly.

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. We've made a lot of noise in our Company about the improvement we're making out in the store management, as you've mentioned before. And it's well known throughout the Company that we are in the process of taking our existing management and putting them through training, upgrading the staff out there. We always say that we hope all of them are able to make the transition.

I don't know the effect on people who think that they may not be able to make the transition during these economic times. But as Rob said, we've identified specific areas where there was a really large amount. We now have the ability to promptly track and report on this and to focus on it. It wasn't something that we saw back when we had our -- back in the -- after our September quarter, as we talked about, and that was really more -- the issue we had was on the scrap-related shrink, which we feel we took great strides, as we mentioned.

Jeff, do you want to -- that's a good question. So I think, Jeff or Rob, you would like to comment.

 Robert Kautz - 99 Cents Only Stores - CFO

 Well, the other thing to point out, we only count the warehouses twice a year. And those of you who know me, this is something I always mention is the biggest concern for me. We don't really know what the shrink number is until we get to the end of these six-month periods. But we did do some pretty thorough testing and verification procedures. We believe that most of this unexpected shrink was theft in specific areas, and we are going after it.

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I'll just add to that, maybe use this opportunity to reiterate that I believe we are on the right path now. I know your question was not about that; it was about how did this happen. But we're on the right path, and we only have most of these overall improvement plans implemented for less than a quarter now, and we're starting to work on that, as I just identified in May. But we believe that this will get better.

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Operator

 John Zolidis, Buckingham Research.

 John Zolidis - Buckingham Research - Analyst

 Two quick housekeeping items, and then I have a question. First, I was wondering if you can give us some CapEx guidance for the current year, and then -- well, let's start with that.

 Robert Kautz - 99 Cents Only Stores - CFO

We will outline that a little bit in the 10-K that's being filed this afternoon, but our fiscal '09 capital expenditure total is estimated at about $56 million.

 John Zolidis - Buckingham Research - Analyst

 Okay. And that's -- I mean, you're only opening 19 stores. Can you just give us a sense of what the other expenditures are about?

 Robert Kautz - 99 Cents Only Stores - CFO

 Well, we have some significant expenditures in our warehouse racking and transportation and information technology and so forth. So I'd say a little bit less than half of that number is going to be nonstore expenditures. We still have some commitments to some stores that involve property purchases.

 John Zolidis - Buckingham Research - Analyst

 Okay. And then the second just housekeeping item, inventory is obviously in a great position on a year-over-year basis, down about 13% per foot. How much of that was related to the change in Easter?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I don't feel that a material amount was related to the change in Easter. It really was due to better management by the buying staff after we experienced, really, overcrowding of the warehouse back during the summer, and it got up to levels that were too high due to a combination of things -- really involved not keeping control on it. And a lot of focus was brought to bear on that issue, and I feel very comfortable that, going forward, we will not have that issue.

Of course, there's always the opportunity, there's always a chance that you buy a great closeout, as you know, and you take it in when you can. But the issue that occurred during the summer was not that, and I think the buyers have done a much better job. There's a lot of focus on it. And that will allow, we believe, the warehouse to operate much more efficiently.

I just would point out also, going back to your CapEx question, Rob had mentioned some of the other uses, and one was transportation. We are looking to buy more of our own trucks and add our own drivers to more routes instead of using outside carriers. We think that will, one, help on potential shrink issues, and two, over time, because of the rising fuel rates, doing an analysis now, it's clear that there is a much more favorable cost situation between having our own in-house drivers versus outside carriers for certain routes, that switching that will add up to a material saving. So that's part of the transportation of buying these trucks and reefers that our own drivers would use.

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 John Zolidis - Buckingham Research - Analyst

 Great. Okay, well, that's good news. And then I've got a broader question, and then I'll hop off. It's about the decision to authorize a share repurchase plan. It looks like, at the current price, you could buy back about 5% of the shares outstanding with that $30 million authorization, and then also the suspension of the expansion in Texas. Those are both big changes relative to the last, I don't know, three to five years in terms of how the business has been run. Can you just talk a little bit more about how you arrived at the decisions to, undertake, one, the share repurchase or authorize the share repurchase, and two, what changed in your thinking regarding Texas? Thank you.

 Eric Schiffer - 99 Cents Only Stores - CEO

 Sure. Rob, why don't you talk about the share repurchase a little bit, and then I'll talk about Texas. This is Eric, by the way.

 Robert Kautz - 99 Cents Only Stores - CFO

 Well, I think when we talked on the last call about our thought process, it's a fairly complex set of factors that we take into consideration, and we are constantly reviewing that. So I don't want to reiterate all of those factors. But clearly, in the last six to 12 months, we've made a decision to scale back our growth. We've been watching what's happening with our cash position relative to the outlook for our use and the stock price performance relative to the perception of value. And we keep reassessing that. At this point, the Company has made a decision to authorize $30 million in repurchases.

 Eric Schiffer - 99 Cents Only Stores - CEO

 Okay. As far as Texas, I look at it not so revolutionary, but more evolutionary, but others may look at it more revolutionary in terms of the position that's being taken in this release. But we said awhile ago that our plan -- we talked about this; this has been going on for years now, of course. But when we talked a couple of years ago or a year and a half, whatever it was, we said that what we wanted to try was a smaller footprint store in Texas and more lowering them to blue-collar areas and avoid the clustering of stores. We had put stores too close together, because it's not like L.A., where you can stick stores so close together there, and try certain things, and then see what those stores do, and the sales and obviously the cost to run the stores.

So it takes time to see how those stores do. Those stores were opened up a year and a half ago, in some cases. Many of them were opened up, as you know, in 2006 and 2007, so we are seeing the results of those stores. We're looking at them. We're taking into consideration other factors, including increased freight rates, to support stores, and we are doing a very thorough network analysis of our distribution network and transportation network and looking at a lot of things.

But the key component to being able to do these things and do the thorough analysis that I think many of you have wanted us to do for a long time was understanding what the performance of these stores really are as opposed to, say, I'm going to take these stores that I can look back now and say, we shouldn't have opened in that upscale neighborhood a 30,000-square-foot store, but I'm just going to take that store and assume that's my typical Texas store. Or I'm just going to do the analysis with a hopeful assumption of what a store that's opened in a lower-income blue-collar, that's 18,000 square foot, would do, as opposed to seeing what the real costs are and so on.

So I can just assure you we're doing this broad-ranging analysis, and we look forward to sharing the results in our future calls. That's really my answer, and I hope it's satisfactory.

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Operator

  Meredith Adler, Lehman Brothers.

 Sean Roberts - Lehman Brothers - Analyst

 This is actually Sean Roberts in for Meredith. Thanks for taking my question. I was a little surprised that you commented about first-quarter sales being flat. I know you had that Easter shift, but given some other comments you made about getting traction with middle-income consumers, I'm just wondering what you think is contributing to, I guess, slightly weaker than what we would have expected comps? Is it Texas or California? Is it the economy? Is it variable pricing? Can you isolate any of those factors?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. Easter has a big impact, as I mentioned before. As I said before, if you remove the Easter shift effect or you just take out those days, that eight or nine or 10 days, whatever we have referred to, our comp is positive. But I didn't want people to go running off to the races and say Eric's saying that the comp is positive for the quarter. So I just want to clarify that. So I think you understand it, that including the impact from Easter from last year, which is not in this quarter, we are saying that we are expecting flat. But without it, it's positive.

But having said that, we are experiencing tremendous pressure in terms of the cost of items that we buy, and the variable pricing has been a significant help on that. And we've been able to absorb that. But as Rob mentioned, there are some key items that we've lost, and we hope that's a temporary loss and we can get them back in, and we're negotiating on it. But at a certain point, we can't pay over a certain amount.

For the long-term health of our business and our negotiating to get certain items in, we know that is kind of what we have to do. If we lose an item, it may take us some time to develop a replacement with new packaging or a smaller size or maybe working on a different kind of similar format. So in the meantime, we have lost some key items. And that is something that we think we should be able to address going forward with either reduced packaging and working with different vendors.

The other thing is I did mention that this economy, as it's pretty obvious, is squeezing a lot of people who are the middle-class folks, who have now gone from living comfortably to living paycheck to paycheck. That's obviously a situation that everyone is very aware of, for reasons I won't waste everybody's time to get into.

We do believe that we are seeing more of those folks come to our stores, and perhaps for the first time they are coming and they are buying food. However, there's also no question folks that are lower income have less discretionary money, and a lot of our core customers are lower-income blue-collar.

And while we don't know the effect, I do suspect that when gasoline out here in California is close to -- is $4.50 a gallon and we don't have much of a mass transit system, there's a lot of people that don't have that extra money to buy their kid a toy, or they see a hat that they like -- you know, those extra items that they will buy. I mean, they still have to buy toilet paper, and they still have to buy food items.

But those extra items -- and one of the things that makes our model special, I believe, is that we're just not a food market that carries food, and we're just not a variety store. We are a hybrid version that carries lots of items that people need every day. So they come to the store, and then we have all these great special deals, one-time buys, as you know, and also a lot of items in these categories that are reorderable that people pick up. And that allows us to generate a lot of sales per store and help our margin.

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So we don't know the full impact of it. And we're giving an estimate right now, and it's June 11. So we have most of the month of June to go, and we'll see where we end up. But that's what we are seeing for now, and we're trying to be prudent.

Jeff, do you want to add anything to that?

 Jeff Gold - 99 Cents Only Stores - President and COO

 Just one thing that I'd like to add -- when we're comparing our comp sales to some other discounters that are out there, that as Eric said, when we have inflationary pressure on certain commodity items, there are items that, based on our cost increases, we have to sometimes permanently and sometimes temporarily discontinued items until the machinery can be retooled, and changes in package sizes, whereas virtually every other retailer out there, instead of having a loss of revenue by discontinuing an item, they would have an increase in revenue because the price goes up. We don't have a large built-in factor of price increases that constitutes a significant portion of our comp sales. We did get a slight pickup from the variable price structure, but it's not to the extent of other retailers out there that get significant comp lifts from price increases.

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. There is a strong focus on seeing what else we can do from the variable price from existing items, because as, obviously, as cost goes up on some of the items that we've been selling traditionally at two for $0.99, and they are now -- and maybe they weren't a good enough value, that we feel comfortable going to $0.59 or $0.69, as cost starts to go up, we can take those up from two for $0.99 to $0.59 and $0.69. So those are constant things that we're doing a much better job of looking at, and now that the variable pricing is firmly established.

To address your last point, we have not seen a material decrease in sales on the variable pricing, as we mentioned here. So we don't think that is a negative impact, and we're very positive about that.

One other area that is impacting us this quarter, and we're hopeful to, by the main selling season, for it to get around that and make up for that, is on the toy category. Based upon everything that was going on from imported toys from Asia, we've chosen to take a very conservative position, to be very careful and establish much more strict buying and testing procedures. And there is a lead time, and so there is a category where we have less toys this year -- when I say toys, I also mean summer-type toys as well -- than we had last year. So we're getting impacted there.

Again, we do feel this is a one-time issue, and we will get our arms around it. We've had our buyers go directly on buying trips to Asia to buy direct and not go through middlemen, which is an opportunity for us. We do feel we'll be able to get around this and be in good shape for the main toy selling season.

 Sean Roberts - Lehman Brothers - Analyst

 Just one quick point of clarity on the commentary about purchasing costs being up or improving by 110 basis points. That's literally the effect of going from two for $0.99 to one for $0.59 as opposed to actually lowering the cost that you are buying the product. Is that correct?

 Eric Schiffer - 99 Cents Only Stores - CEO

 That's correct. That's why we're saying it from basis points as a percent of sales. Thanks for clarifying that.

Operator

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 Jeff Bronchick, RCB Investment Management.

 Jeff Bronchick - RCB Investment Management - Analyst

 Just if I can sum up a couple of things, your giant get control of your warehouse, tighten inventory project, how do you differentiate as far as the shrinkage between, hey, we finally counted it right and this has been disappearing slowly forever or it was never there, versus a lot of people just stole a lot of things in the last quarter? Am I wrong to think of it like that?

 Robert Kautz - 99 Cents Only Stores - CFO

 Well, I'm not sure exactly what you're getting at. This is Rob Kautz. But we do have -- one of the reasons, when we've said predominantly, the unexpected shrink portions predominantly, we believe, is theft related, because when we did our physical counts and analyzed our data at the end of the year, we came up with a group of 29 stores which were a majority of the unexpected portion occurred there. So when you see a concentrated impact like that, I think you can reach, tentatively, a conclusion and act on it and hold people accountable in those areas. And so we can do that.

But you are right. There are a lot of other factors. That is only part of this, and that's why, in my comments, I tried to outline five different areas, all of which are going to have to be executed. We have to improve our execution this year, ultimately, to have control over this number and be able to predict this very accurately.

 Jeff Bronchick - RCB Investment Management - Analyst

 And what was the -- looking at a year ago, how many stores were you planning to open in this year versus I think it's the 19?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I know that we have taken that number down, so forgive me if I'm off by -- it's interesting going back a year ago. Originally, we had talked about at one point a 10% growth rate, and I'm not going back years from now, but I'm saying I think about a year ago we had talked about a 10% growth rate. Before that, I think we had talked about a 15% growth rate. So I'm not quite sure when the 15% became 10%, but at 10%, on about 265 to 270 stores, that would be about 27 stores at some point. So I think that was probably the number. So we've taken that down to approximately 19, or it could be one or two more, but approximately 19 stores, which is about 7%, could be 8%.

And we've basically, with increased costs and increased fuel costs, freight costs and better understanding of our total product profitability that Rob and his team has brought to us, we've been applying a much tighter screen on locations, as we've said before, to be much more selective, which has allowed us to go back and negotiate with our landlords as well to get better deals. In some cases, locations just dropped out of the process, which is fine. I think the right growth rate is where we are and not at a 10%-plus, 12%, 15% rate for right now.

Operator

 Mike Baker, Deutsche Bank.

 Mike Baker - Deutsche Bank - Analyst

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 So my question would be you talked about being able to hit that 400 basis points of EBT improvement over what you had outlined in your last release was over four years. Has the timing in that changed? In other words, you also in that release said 100 basis points in the coming year -- in other words, the March '09 year. Do you still believe you can do that? And I guess related to that, what specifically is the base that you were referring to, so it's EBT of what going to what, I guess is the question?

 Robert Kautz - 99 Cents Only Stores - CFO

 It's Rob Kautz. The numbers that you are asking for were all laid out in our conference call in February, so that would take about 10 or 12 minutes to go resummarize all of that on our basis point, the basis of where we were coming from, et cetera. But I think your question really gets to, with this increase in shrink this year, what's going to happen? Does that impact our estimate of our improvement in gross margin? And it's too early for me to make an adjustment. This is something that has just come up. We're going to obviously be tracking it. And how quickly we're going to get this under control and what impact that's going to have on the year, 111 basis points is a bigger improvement than we were anticipating. 145 basis points is a lot bigger improvement than we were anticipating. So what's the net effect? I can't really give you a revised estimate today.

 Mike Baker - Deutsche Bank - Analyst

 So you can reiterate the 400 basis points; you just can't necessarily reiterate the timing, I guess is what you're saying, of that 100 basis points in the coming year. So I am looking at the release from February right here. As I continue with this outlook and summary part, maybe I'm missing it. I can figure it out. I can figure out at that time what your 10- or 12-month EBT was. But I don't see it specifically quantified. So just so there's no confusion, I wanted to know if you had a specific number. But if not, I can figure it out, certainly.

 Robert Kautz - 99 Cents Only Stores - CFO

We outline a lot of different components. But we did give the baseline on the February call. It wasn't last year; last year wasn't finished yet.

 Mike Baker - Deutsche Bank - Analyst

 Right, okay. We can get a clarification after, but I guess I'm just not seeing it. And I guess the other question is sort of this (inaudible). So is that opportunity now bigger than you had thought? I think you had talked about gross margin gradually improving by 150 basis points. So now do we expect that that would be higher, or is that any different?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. Again, the 150 was -- again, that's the four-year profit improvement plan, as you know, just to clarify for everyone else. I don't think it makes sense to talk about a bigger improvement than 150 basis points at this time, especially with all the cost pressure that we are seeing. And I think that from -- we were seeing a lot, as you know, in early February when we were on this call, but even more. And gasoline is even higher, and that affects everybody's costs.

But I will say, from early February to early June, that I think there's more potential with the variable pricing than I even thought then. And we have more data on it now, so I think that is helping to offset the higher costs that we see and cost pressure that we see now than we saw in early February.

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But it is challenging, as you know, and it's kind of unheard of, almost, in terms of all the cost pressures on commodities that not only us but many retailers are facing. But we happen to have a fixed price point, although, as you know, there is another dollar chain out there that has a fixed price point that's doing experiments with price points above $1.

 Robert Kautz - 99 Cents Only Stores - CFO

 It's Rob again. So the results we're talking about are the fourth quarter of last year, and the improvement that we predicted was 50 basis points by the end of fiscal -- for fiscal 2009. So we're not even ready or have completed the first quarter of fiscal 2009, and this is a long-term turnaround. I guess my bigger point is just that when the first quarter isn't even in yet, it's too early for me to try to update our estimate, because it's a bigger picture. What's going to be the impact of fuel costs on our freight in and on our transportation? How are we going to reorganize transportation? What's the impact of variable price?

There are a lot of variables. But clearly, we want to get another data point or two on shrink before we could really -- and these other factors before we would want to come back to you and say we think it's more or less than the 50 basis points.

Operator

 Dan Wewer, Raymond James.

 Dan Wewer - Raymond James - Analyst

 Eric, on the guidance for the next quarter or two, what kind of assumption for disruption from reracking the distribution center are you anticipating?

 Eric Schiffer - 99 Cents Only Stores - CEO

 This is Eric. I don't know if this should go to Rob or --

 Jeff Gold - 99 Cents Only Stores - President and COO

 Yes, this is Jeff.

 Eric Schiffer - 99 Cents Only Stores - CEO

 But it's a good question. Jeff, maybe you can talk about that and also explain what we even mean by reracking of the distribution center and why we're making a big deal about something that doesn't sound like a big deal.

 Jeff Gold - 99 Cents Only Stores - President and COO

 Sure. We're making a major change in the way that we handle and move our pallets through our main distribution center, through the biggest portion of our main distribution center, in Commerce. That DC, for clarification, is only for our dry products. We have a separate refrigerated DC a couple miles away. There's no such change planned for that DC.

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But we're changing the way we move in the building, in that we are eliminating bulk storage of products where we do our picking. Everything will be on pallet racks and high-density pallet racks that support much larger quantities of each individual item that will allow for better rotation. It will also provide for single-purpose aisles that all of the traffic in one aisle will be for order-picking activity, and aisle behind will be used for replenishment and other travel, which will dramatically reduce congestion and waiting time so that pickers will be able to pick. They won't be waiting for merchandise to be refilled and they won't be waiting for people to move out of their way nearly as much as they previously were.

So far, we have experienced a little bit of disruption, but very little. We have absolutely no plans of blaming a sales miss on disruptions in our DC from the racking project. It's some minor disruptions. We are incurring -- some of our improvements from a distribution and transportation point of view in our plan are back-weighted because we will be incurring some additional labor costs during the racking project. But we will be done with that in a couple months and thereafter enjoying the benefits.

 Dan Wewer - Raymond James - Analyst

 I believe at the beginning of the call, you noted that the shrink problems were geographically focused. So I'm assuming these 29 stores have to be in the Los Angeles market?

 Eric Schiffer - 99 Cents Only Stores - CEO

 We don't really want to say what market they are in, but they are not in that market. I'll say that. I'm not saying that that's the only stores that have it. But when Rob's team started to go through and did an analysis, the top 29 stores, which are about 10% of our store base, a little over, just popped out incredibly. And a lot of them -- not all, but a lot of them are in one geographic area, specific geographic area.

 Dan Wewer - Raymond James - Analyst

 Besides Los Angeles?

 Eric Schiffer - 99 Cents Only Stores - CEO

 But it's not Los Angeles.

 Dan Wewer - Raymond James - Analyst

 Okay. Well, so just to follow up on that, so the $3.4 million for 29 stores -- that's $117,000 a store. So that's roughly -- is it accurate that it's about 20% of the inventory in the store is missing in those 29 stores?

Eric Schiffer - 99 Cents Only Stores - CEO

 I'm not quite sure of the 20%, but it's a huge percent of what we expect the -- it is --

 Robert Kautz - 99 Cents Only Stores - CFO

 It's a large enough aberration that we believe, obviously, that it's obvious that there was some kind of theft involved. And it was not something that I think anyone would anticipate.

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 Dan Wewer - Raymond James - Analyst

 So that's raising my next question. So you guys have given us a tremendous amount of detail line item by line item for the next four or five years. I'm not aware of any other public retailer that provides that kind of forecast. I don't mean for this question to be mean-spirited, but how should we think about the credibility of that four- or five-year forecast with that level of detail when there's these type of issues that are going unnoticed until late in the period?

 Eric Schiffer - 99 Cents Only Stores - CEO

 Well, I'm not quite sure how to answer that question. I think on the last call, you noted that we were providing more detail that any other retailer. I think I remember you say that.

 Dan Wewer - Raymond James - Analyst

 Yes.

 Eric Schiffer - 99 Cents Only Stores - CEO

 And we want to provide as much clarity as we can, because we think -- we felt that we were delayed in our filings so long that we weren't able to really provide, really, any clarity. So maybe we are going too much the other way. We feel it's the right thing to do, and by doing that it does lead to these issues where you open up every line item, and if you miss one it's very clear for the whole world.

So I'm not -- but basically, in this world, in the retail world, things will happen. This is a terrible thing; there's no question about it. But this is a fixable thing, and there are a lot of issues we have been dealing with. We have the scrap-related shrink issue that came up, as you know, in the September quarter. We put a lot of effort on it. I believe we have that under control. We've made a lot of -- and I'm concerned that this one issue will completely -- and I hope it doesn't -- completely overshadow the productivity improvements we made, pretty big increases in minimum wage in our stores and our distribution center in terms of more labor-efficient methodologies and better management.

I will say that. There's probably no adequate way to answer your question except that it is something that everybody has to make that judgment call, and obviously we have a huge vested interest to increase the net value and shareholder value of this Company, and that's what we're going to try to do.

 Dan Wewer - Raymond James - Analyst

 This is the last question, I promise. You talked about the store closings in Texas. I think, Jeff, you used the word, it could be material. I guess Texas is a difficult market to generate a profit if you have just a small number of stores. You need density in that state to get the scales that you need. So if we're going to go through a couple-year period where there's a material number of store closings, at what point does it make sense that maybe we shouldn't have any stores in Texas?

 Jeff Gold - 99 Cents Only Stores - President and COO

 Well, that's absolutely part of our analysis. We don't want to -- we never would want to throw in the towel on a market that we believe has a lot of potential, but we're not going to shrink and shrink and shrink and be able to maintain overhead of that market. So we're looking at the long term. We're going through the analysis. We're making some decisions that are more short-term oriented. But obviously, the overall picture for the market has to be a long-term focus.

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 Dan Wewer - Raymond James - Analyst

 So it sounds like all options are on the table for Texas?

 Eric Schiffer - 99 Cents Only Stores - CEO

 Correct. All options are on the table, and we'll do what's best for the Company.

 Dan Wewer - Raymond James - Analyst

 Eric, good luck.

 Robert Kautz - 99 Cents Only Stores - CFO

 It's Rob. I just want to comment on the credibility, because I think that we very clearly stated we wanted to offset minimum wage and fuel cost inflation across the Company in operations and retail and distribution. We want to contain our corporate G&A, but it might increase slightly in the short term. And I've warned everyone every time that I get to speak to them that in inventory area, until we complete our systems this year, that when we do these year-end processes it is an unknown. And it is unfortunate, but I think in terms of credibility we are aware of these things, and we have delivered in quite a number of areas.

As Eric mentioned, and Jeff, when we look at coming forward, we're trying to be realistic about sales with you. When we talk about the DC, I just want to mention that in addition to the disruption that Jeff mentioned, as we're doing all this racking, we have to move all of our stuff out of the way. And then when we build the racks, we have to move it all back. That labor to move the things around cannot be capitalized.

So we're just trying to offset inflation in distribution and transportation this year. We've predicted zero improvement for the year, and we are slightly ahead in the fourth quarter of last year on a year-on-year basis. So I think there is a lot of credibility in what we've done, what we're trying to say. And this is, unfortunately, this year one of those situations where there's an unknown out there that went the wrong way for us. Last year, we were only 1.7%. I didn't trumpet out -- try to tell everyone how great that was. I don't think we even mentioned it, because it's an area where it is an unknown. And that's the last area that we really are making major investments to get this inventory aspect under control.

So thanks for your time today.

 Eric Schiffer - 99 Cents Only Stores - CEO

 I think that was the last question. This is Eric. I want to thank everybody for calling in. I think in the release we mentioned that our annual meeting will be on September 23, which is a Tuesday. We look forward to seeing some of you maybe coming out to that, and maybe we can even do a tour and show you the new racking that Jeff was referring to.

We're opening three stores next week, Thursday. I plan on being at the Berkeley grand opening, if there are any investors that want to come to that opening.

Thank you for calling in, and we look forward to talking to you in the near future. Take care.

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Operator

 Thank you. Ladies and gentlemen, that will conclude the 99 Cents Only Stores fourth-quarter fiscal 2008 conference call. We do thank you again for your participation, and at this time you may disconnect.

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